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[Article taken from
Ottawa Herald newspaper
Tuesday, April 23, 1996
Page 6]

Editorial by Jay Bemis

                        Fight, not switch

     Light a Bic in honor of Kansas City Power & Light. These guys aren't going down without a fight.

     KCPL's board of directors voted unanimously Monday to reject an unsolicited takeover bid from Western Resources Inc., saying the deal wouldn't be in the best interests of KCPL stockholders.

     The board could have gone further by saying that any deal that increases the unfair monopolies already enjoyed by utility giants aren't in the best interests of consumers.

     Western is the giant that socks it to some hundreds of thousands of customers in Kansas with over-inflated gas bills shortly after Christmas and doesn't relent until a hard winter -- it hopes -- has passed several months later. It's the same giant that fought Kansas Pipeline's attempt last summer to enter the Kansas City area natural gas market. Seems little Kansas Pipeline claimed the competition with Western would reduce gas rates paid in the region. It's surprising there hasn't been an unsolicited bid made for Kansas Pipeline for using that dirty "C" word. The reason may be that Kansas Pipeline's attempt to enter the Kansas City market has been moved from the Kansas Corporation Commission arena to the Federal Energy Regulatory Commission, where it could languish for months.

     When one claim for the unsolicited bid by Western is that the merger with KCPL could land the two companies more than $1 billion in savings, consumers can only wonder how much of their winter money is squandered in the name of gas greed.

     KCPL's board claims a proposed deal by UtiliCorps United, which was proffered before the hostile Western offer, would be better for KCPL stockholders.

     Granted, the UtiliCorps deal also would combine two monopolies into a greedier one. However, it's still the best one, because it would keep some of that greed out of Kansas, at least for now.